Exhibit 16.1

December 3, 2009

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read Item 4 included in the Form 8-K dated December 3, 2009 of Spectrum Pharmaceuticals, Inc. to be filed with the Securities and Exchange Commission. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Sincerely,

/s/ Kelly & Company

Costa Mesa, California